EXHIBIT 11


STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
Aeroquip-Vickers, Inc.
(In thousands, except per share data)


                                         Three Months Ended      Nine Months Ended
                                            September 30           September 30
                                         ------------------     ------------------
                                          1997        1996       1997        1996
                                         ------      ------     ------      ------

AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                 28,153      28,286     28,026      28,529
Assumed conversion of the 6%
 convertible debentures                       628       1,905      1,479       1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price            255          67        200          67
                                         --------    --------   --------    --------
Average shares of common stock
 and common stock equivalents
 outstanding                               29,036      30,258     29,705      30,501
                                         ========    ========   ========    ========
INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                               $ 30,104    $ 20,757   $ 69,428    $ 78,232
After-tax equivalent of interest
 expense on the 6% convertible
 debentures                                   332         930      2,192       2,790
                                         --------    --------   --------    --------
Income attributable to common stock      $ 30,436    $ 21,687   $ 71,620    $ 81,022
                                         ========    ========   ========    ========

Net Income per Share                     $   1.05    $    .72   $   2.41    $   2.66
                                         ========    ========   ========    ========


Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding: 1,904,762 shares in the 1996 third quarter and nine-month period, 627,667 shares in the 1997 third quarter and 1,479,064 shares in the 1997 nine-month period. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.


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